Exhibit 1

Safe Bulkers, Inc. Announces Pricing of its Public Offering of Common Stock

Athens, Greece, November 13, 2013 — Safe Bulkers, Inc. (the “Company”) (NYSE: SB), an international provider of marine drybulk transportation services, announced today that its public offering (the “Public Offering”) of 5,000,000 shares of its common stock, (the “Common Stock”) was priced at $7.43 per share. The gross proceeds from the Public Offering before the underwriting discount and other offering expenses are expected to be approximately $37.2 million.

The Company has also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of the Common Stock.

Concurrently with the Public Offering, the Company is also selling through a private placement 1,000,000 shares of its Common Stock to Bellapais Maritime Inc., an entity associated with its chief executive officer, Polys Hajioannou, at the public offering price (the “Private Placement”).

The gross total proceeds from the Public Offering and the concurrent Private Placement are expected to be approximately $44.6 million.

The Company plans to use the net proceeds of the Public Offering and Private Placement for vessel acquisitions, capital expenditures and for other general corporate purposes, which may include repayment of indebtedness.

Morgan Stanley and Evercore are acting as book-running managers of the Public Offering, which is being made under an effective shelf registration statement.

The Public Offering is being made only by means of a prospectus supplement and accompanying base prospectus. A preliminary prospectus supplement and accompanying base prospectus relating to the Public Offering has been filed with the Securities and Exchange Commission (“SEC”) and is available at the SEC’s website at http://www.sec.gov. When available, the final prospectus supplement and accompanying base prospectus relating to the Public Offering may be obtained from Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, Attn: Prospectus Department, email: prospectus@morganstanley.com, or Evercore, 55 East 52nd Street, 36th Floor, New York, NY 10055, Attn: Evercore Prospectus Department - Equity Capital Markets, email: ecm@evercore.com.

The offering is subject to customary closing conditions.

This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of such services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB”.  The Company’s current fleet consists of 28 drybulk vessels, all built 2003 onwards, and the Company has contracted to acquire ten additional drybulk newbuild vessels to be delivered at various dates through 2016.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Act of 1934, as amended). Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Statements contained in this press release are based upon information presently available to the Company and assumptions that the Company believes to be reasonable. The Company is not assuming any duty to update this information should those facts change or should the Company no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, the Company’s ability to satisfy closing conditions, general market conditions, the performance of the Company’s business and other risks detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President

Safe Bulkers, Inc.

Athens, Greece

Tel.: +30 2 111 888 400

Fax: +30 2 111 878 500

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: safebulkers@capitallink.com